Exhibit 10(b)

AMENDMENT NO. 1 TO TAX SHARING AGREEMENT

This AMENDMENT NO. 1 TO TAX SHARING AGREEMENT (“Amendment”), dated as of November 7, 2007, is made by and between Wendy’s International, Inc., an Ohio corporation (“Wendy’s”) and Tim Hortons Inc., a Delaware corporation (“Tim Hortons”). Wendy’s and Tim Hortons are sometimes referred to herein as the “Parties” and each a “Party.”

WHEREAS, Wendy’s and Tim Hortons are parties to a tax sharing agreement, dated March 29, 2006 (the “Tax Sharing Agreement” or “TSA”), which sets forth the principles and responsibilities of the Parties regarding the allocation of Taxes and other related liabilities and adjustments with respect to Taxes, audits and certain other Tax matters that affect the Wendy’s Group and the Tim Hortons Group;

WHEREAS, the Parties hereto desire to affirm the continuing application of the Tax Sharing Agreement, as amended as set forth herein, and to agree on certain tax matters arising in connection therewith;

WHEREAS, Article III of the Tax Sharing Agreement requires Wendy’s in certain instances to compensate Tim Hortons for the use by the Wendy’s Group of tax attributes generated by the Tim Hortons Group in Affiliation Years ending on or after January 1, 2006;

WHEREAS, under the Tax Sharing Agreement, the occurrence of certain events in a Non-Affiliation Year may affect the amount or usage of tax attributes in an Affiliation Year and may result in a redetermination by Wendy’s of the Parties’ liabilities under Articles III and IV of the Tax Sharing Agreement, with the result that Tim Hortons may be required to make a payment to Wendy’s or Wendy’s may be required to make a payment to Tim Hortons; and

WHEREAS, the Parties wish to achieve greater certainty on amounts owed to and owing by the Parties under the Tax Sharing Agreement by eliminating certain circumstances that would necessitate a redetermination.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein and intending to be legally bound hereby, the Parties hereby agree as follows:

1. Definitions.

a. “2006 Fiscal Year” shall mean the taxable year of the Wendy’s Consolidated Return ending on December 31, 2006.

b. “Non-Affiliation Year” shall mean any taxable year that begins on or after the Distribution Date. For purposes of the Wendy’s Consolidated Return, a Non-Affiliation Year is any taxable year that begins on or after January 1, 2007.

c. “Unadjusted Reimbursable Wendy’s Group Benefit” shall mean the amount of the Reimbursable Wendy’s Group Benefit for the 2006 Fiscal Year that would have been due under the TSA determined without regard to this Amendment.

d. Any capitalized terms not defined herein shall have the same meaning as given such terms in the TSA.

2. Amendments. Pursuant to Section 3.01(b) of the Tax Sharing Agreement, Wendy’s is obligated to pay to Tim Hortons an amount equal to the Reimbursable Wendy’s Group Benefits for any Affiliation Year ending on or after January 1, 2006. Under Section 8.01 of the Tax Sharing Agreement, if an Adjustment occurs with respect to U.S. federal income Taxes for an Affiliation Year, the liability of Tim Hortons or Wendy’s, as the case may be, under Article III of the Tax Sharing Agreement shall be redetermined by Wendy’s taking into account the Adjustment. Similarly, under Section 4.06 of the Tax Sharing Agreement, if an Adjustment occurs with respect to a taxable year beginning on or after January 2, 2006, Wendy’s shall recompute the liability of Tim Hortons taking into the account the Adjustment. In order to limit certain of the circumstances in which such redeterminations might be required, the Parties agree as follows:

a. A new Section 2.06 will be added to the TSA as follows:

SECTION 2.06. Competent Authority Proceedings. Notwithstanding any other provision herein to the contrary, Wendy’s will use commercially reasonable efforts to support Tim Hortons in applying for and advocating competent authority adjustment requests, and all subsequent related proceedings, as reasonably requested by Tim Hortons, as a result of transfer pricing Adjustments arising from the settlement of CRA Audits. Tim Hortons agrees to be responsible for Wendy’s reasonable third party out-of-pocket expenses incurred in connection with Wendy’s performance of its obligations set forth immediately above.

b. Section 4.06(a) of the Tax Sharing Agreement is stricken in its entirety and replaced with the following:

SECTION 4.06. Adjustments. (a) If an Adjustment occurs with respect to a taxable year beginning on or after January 2, 2006, Wendy’s shall in good faith recompute the Tim Hortons Group State Tax Liability for the year in question, including all changes to apportionment percentages that result from such Adjustment, provided, however, that (i) an Adjustment shall not include any carry back that is prohibited by Section 7.02 of the TSA of any item of deduction, loss or Credit of the Wendy’s Group or the Tim Hortons Group, as the case may be, arising in any Non-Affiliation Year to any Combined Return filed by or with respect to the Tim Hortons Combined Group for any Affiliation Year, and (ii) no payments shall be required to be made by either Party as a direct result of any changes (including Adjustments) resulting from any amended Combined Return filed or caused to be filed by Wendy’s with respect to the Tim Hortons Combined Group for any Affiliation Year (other than a return filed by or at the direction of Wendy’s in conjunction with a competent authority proceeding or any related proceeding or as a direct result of an Audit with respect to an Affiliation Year), unless both Parties consent to the filing of such amended return. Tim Hortons shall make payments to Wendy’s for an increase in the Tim Hortons Group State Tax Liability or Wendy’s shall make payments to Tim Hortons for a decrease in the Tim Hortons Group State Tax Liability, including in each case such Party’s allocable share of interest, penalties, additions to Tax and external costs. Payment in respect of such Adjustments by Tim Hortons is due within five (5) business days after billing by Wendy’s for the items in question. Payment in respect of such Adjustments by Wendy’s is due within thirty (30) business days after Wendy’s receives a refund or credit for refund in respect of the items in question.

c. Section 7.02 of the Tax Sharing Agreement is stricken in its entirety and replaced with the following:

SECTION 7.02. Limitation on Carrybacks. Notwithstanding any other provision of the TSA:

i. The members of the Wendy’s Group shall elect (under Section 172(b)(3) of the Code or under any similar provision of any U.S state or local law) not to carry back any items of deduction, loss or Credit arising in a Non-Affiliation Year to the Wendy’s Consolidated Return for any Affiliation Year or to any Combined Return filed by or with respect to the Tim Hortons Combined Group for any Affiliation Year.

ii. The members of the Tim Hortons Group shall elect (under Section 172(b)(3) of the Code or under any similar provision of any U.S state or local law) not to carry back any items of deduction, loss or Credit arising in a Non-Affiliation Year to the Wendy’s Consolidated Return for any Affiliation Year or to any Combined Return filed by or with respect to the Tim Hortons Combined Group for any Affiliation Year.

Whether or not an election is made or is possible, the Parties agree that neither Wendy’s nor Tim Hortons shall carry back any tax attribute (including items of deduction, loss (operating or capital) or Credit from any Non–Affiliation Year to any Affiliation Year. For purposes of this Section 7.02, an item of deduction, loss or Credit is deemed to arise in the taxable period in which it first accrued or was otherwise taken into account for Tax purposes. For the avoidance of doubt, a net operating loss, foreign tax credit or similar item is deemed to arise in the taxable period in which the loss, foreign tax or equivalent event giving rise to such Tax Item first accrued or was otherwise taken into account for Tax purposes. This Section 7.02 shall not affect the Parties’ rights to carry back an item of deduction, loss or Credit arising in an Affiliation Year. Each Party will provide the other Party with a copy of any election made pursuant to this Section 7.02 within five (5) business days after filing said election with the applicable governmental authority.

d. Section 8.01 of the Tax Sharing Agreement is stricken in its entirety and replaced with the following:

SECTION 8.01. Determination; No Adjustment for Carry Back of Tax Attributes; Settlement of Carry Back Liability.

(a) If an Adjustment occurs with respect to U.S. federal income Taxes for an Affiliation Year, the liability of Tim Hortons or Wendy’s, as the case may be, pursuant to Article III hereof, or the amounts allocated pursuant to Article VII, shall be recomputed by Wendy’s, subject to Section 8.01(b). As recomputed for purposes of Article III, but subject to Section 8.01(b), Tim Hortons shall make payments to Wendy’s for an increase in Tim Hortons’ liability or Wendy’s shall make payments to Tim Hortons for an increase in Wendy’s liability. For the avoidance of doubt, subject to Section 8.01(b), if an Adjustment relates to an Affiliation Year ending on or prior to January 1, 2006, Wendy’s shall recompute the Adjusted Separate Tim Hortons Group Federal Tax Liability and/or the Reimbursable Wendy’s Group Benefits taking into account such Adjustment as if it had made a calculation of such Adjusted Separate Tim Hortons Group Federal Tax Liability and/or the Reimbursable Wendy’s Group Benefits for the relevant Affiliation Year prior to such Adjustment.

(b) Notwithstanding the foregoing and any other provision in the TSA to the contrary, for purposes of this Section 8.01 (i) an Adjustment shall not include any carry back that is prohibited by Section 7.02 of the TSA of any items of deduction, loss or Credit of the Parties arising in any Non-Affiliation Year to the Wendy’s Consolidated Return for any Affiliation Year, and (ii) no payments shall be required to be made by either Party as a direct result of any changes (including Adjustments) resulting from any amended Wendy’s Consolidated Return filed after October 1, 2007 (other than a return filed by Wendy’s in conjunction with a competent authority proceeding or any related proceeding or as a direct result of an Audit with respect to an Affiliation Year) for any Affiliation Year, unless both Parties consent to the filing of such amended return.

(c) For purposes of determining whether there has been an increase or a decrease in Wendy’s or Tim Hortons’, as the case may be, liability under Article III for the Wendy’s Consolidated Return for the 2006 Fiscal Year pursuant to this Section 8.01, Wendy’s shall be deemed to have paid to Tim Hortons the Unadjusted Reimbursable Wendy’s Group Benefit. To the extent an Adjustment allowed under this Section 8.01 with respect to the 2006 Fiscal Year would increase the amount of the Reimbursable Wendy’s Group Benefits above the Unadjusted Reimbursable Wendy’s Group Benefit, Wendy’s shall make a payment to Tim Hortons in an amount equal to such difference and to the extent that such Adjustment would decrease the amount of the Reimbursable Wendy’s Group Benefits below the Unadjusted Reimbursable Wendy’s Group Benefit or result in an adjustment to the amount of the Adjusted Separate Tim Hortons Group Federal Tax Liability, Tim Hortons shall make a payment to Wendy’s in an amount equal to such difference or differences.

3. Continuing Effect of Tax Sharing Agreement. Except as otherwise expressly set forth herein, the Parties acknowledge and agree that the Tax Sharing Agreement remains unmodified and in full force and effect and except for the matters specifically set forth herein, this Amendment shall not be used to interpret the Tax Sharing Agreement.

4. Miscellaneous.

a. Applicable Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Ohio, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

b. Execution in Counterpart. This Amendment may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

c. Further Amendments. Unless mutually agreed by the Parties, this Amendment shall not be amended, supplemented, modified, or terminated except by a writing duly signed by each of the Parties hereto, and no waiver of any provisions of this Amendment shall be effective unless in writing duly signed by the Party sought to be bound.

d. Successors. This Amendment shall be binding upon and inure only to the benefit of the Parties, the Wendy’s Affiliates and the Tim Hortons Affiliates (and their respective successors and assigns, whether by merger, acquisition of assets or otherwise); provided that, except as set forth in this Amendment or the Tax Sharing Agreement, no Party may assign, delegate or otherwise transfer any of its rights or obligations under this Amendment without the prior written consent of the other Party hereto.

e. Performance. Wendy’s agrees and acknowledges that Wendy’s shall be responsible for the performance, and shall guarantee the obligations, of each Wendy’s Affiliate under this Amendment. Tim Hortons agrees and acknowledges that Tim Hortons shall be responsible for the performance, and shall guarantee the obligations, of each Tim Hortons Affiliate under this Amendment.

IN WITNESS WHEREOF, each of the Parties has caused this Amendment to be duly executed as of the day and year first above written.

TIM HORTONS INC.

By:	/s/ Donald B. Schroeder
Executive VP, General Counsel, and Secretary

By:	/s/ Cynthia J. Devine
Executive VP and
Chief Financial Officer

WENDY’S INTERNATIONAL, INC.

By:	/s/ Kerrii B. Anderson
President & CEO